Exhibit 99.(k)(9)

Free translation of a document executed in Spanish

OT 812.969

Repertorio N° 2.112

CONTRATO DE INVERSION EXTRANJERA

ESTADO DE CHILE

Y

ABERDEEN CHILE FUND, INC.

En Santiago de Chile, a trece días del mes de enero de dos mil doce, ante mí, ULISES ABURTO SPITZER, Notario Público de la Vigésimo Primera Notaría de Santiago, Suplente del Titular, don RAÚL IVÁN PERRY PEFAUR, con domicilio en calle Ahumada, número trescientos doce, oficina doscientos treinta y seis, comuna de Santiago, comparecen: don JUAN PABLO LONGUEIRA MONTES, Ministro de Economía, Fomento y Turismo, en su calidad de Presidente del Comité de Inversiones Extranjeras cuyo nombramiento consta en el Decreto Supremo número quinientos setenta y seis del Ministerio del Interior, de fecha dieciocho de julio de dos mil once, el que no se inserta por ser conocido de las partes, chileno, casado, ingeniero civil industrial, cédula nacional de identidad número siete millones cuarenta y cuatro mil seiscientos veintiocho guión seis, con domicilio en Avenida Libertador Bernardo O´Higgins, número mil cuatrocientos cuarenta y nueve, Torre Dos, piso doce, de esta ciudad, quien comparece en representación del ESTADO DE CHILE, en adelante el “Estado de Chile” y don CARLOS OLIVOS MARCHANT, chileno, casado, abogado, cédula nacional de identidad número cuatro millones ciento ochenta y nueve mil quinientos treinta y seisguión cinco, domiciliado para estos efectos en esta ciudad, Avenida

Notary Public

DOCUMENT REGISTER N° 2.112

FOREIGN INVESTMENT CONTRACT

BETWEEN

THE GOVERNMENT OF CHILE

AND

ABERDEEN CHILE FUND, INC.

In Santiago, Chile, on the thirteen of January of two thousand twelve, before me, ULISES ABURTO SPITZER, Notary Public of the twentieth-first Notary of Santiago, substitute of the Incumbent, Mr. RAÚL IVÁN PERRY PEFAUR , domiciled in tree hundred and twelve Ahumada avenue, office two hundred and thirty six, commune of Santiago, there appeared: Mr. JUAN PABLO LONGUEIRA MONTES, Minister of Economy, Promotion and Tourism, in his capacity as Chairman of the Foreign Investment Committee, his appointment thereto being attested by Supreme Decree number five hundred (576) and seventy six of the Ministry of Internal Affairs dated eighteen of July of two thousand and eleven, which is not inserted as it is known to all parties, Chilean, industrial engineer, identity card number seven millions forty-four thousands six hundred and twenty eight dash six (7.044.628-6), domiciled in this city at 440 Avenida Libertador Bernardo O’Higgins, number fourteen hundred and forty nine (1.449), second tower, 12th Floor, in the city of Santiago, appearing as representative of the Government of Chile, hereinafter referred to as the “Government of Chile”, and Mr. CARLOS OLIVOS MARCHANT, Chilean, married, attorney at law, national identity card number four millions one hundred and eighty nine thousand five hundred and thirty

Vitacura, número dos mil novecientos ochenta y nueve, piso ocho, comuna de Las Condes, quien comparece como mandatario y en representación del inversionista extranjero ABERDEEN CHILE FUND, INC., sociedad constituida de conformidad con las leyes de Delaware, domiciliada en Market Street, número mil setecientos treinta y cinco, piso treinta y dos, Philadelphia, Pennsylvania, Estados Unidos de América y para estos efectos en esta ciudad, Avenida Vitacura, número dos mil novecientos treinta y nueve, piso ocho, comuna de Las Condes, en adelante el “Inversionista Extranjero”; ambos mayores de edad, quienes acreditan su identidad con las cédulas pertinentes y exponen:

sex dash five (4.189.536-5), domiciled in this city at TWO 2.989, Vitacura, 8th Floor, commune of Las Condes, appearing on behalf of the foreign investor ABERDEEN CHILE FUND, INC., a company incorporated under the laws of Delaware, domiciled at one 1635 Market Street, Philadelphia, Pennsylvania, United States of America, and for these purposes at Vitacura, 2.989, 8th Floor, commune of Las Condes, city of Santiago, hereinafter referred to as the “Foreign Investor”; both of legal age and attesting their identity by means of their identity cards, who stated the following:

PRIMERO: Que en este acto, don JUAN PABLO LONGUEIRA MONTES, en representación del ESTADO DE CHILE, y en conformidad a lo dispuesto en la Ley número dieciocho mil seiscientos cincuenta y siete y en el Decreto Ley número seiscientos, de mil novecientos setenta y cuatro, cuyo texto refundido, coordinado y sistematizado fue fijado por el D.F.L. número quinientos veintitrés del dieciséis de diciembre de mil novecientos noventa y tres, en adelante “Decreto Ley Seiscientos”; y en atención al Oficio Ordinario número once mil cuatrocientos veintiocho de la Superintendencia de Valores y Seguros de fecha veintiuno de abril de dos mil once, y la aprobación por el Comité de Inversiones Extranjeras en su sesión número cuatrocientos treinta y cinco celebrada el veintiséis de diciembre de dos mil once, viene en autorizar al “Inversionista Extranjero”, ya individualizado, para que realice un aporte de capital como Fondo de Inversión de Capital Extranjero, en adelante el “Fondo”, sujeto a las normas de la Ley número dieciocho mil seiscientos cincuenta y siete y del referido Decreto Ley Seiscientos, hasta por un monto equivalente a

FIRST: That Mr. JUAN PABLO LONGUEIRA MONTES, representing the STATE OF CHILE, in accordance with the provisions of Law number 18.657 and Decree-Law number 600 of 1974 and amendments thereto, which amended, restated, coordinated and systematized text was set by the D.F.L. 523 of December the sixteenth of 1998, hereinafter referred to as “Decree Law 600”, and pursuant to Official Letter of the Superintendency of Securities and Insurance number 11.428, of April 21ST. 2011, and the approval of the Foreign Investment Committee pursuant to session number four hundred and thirty five of December 26TH. of 2011, hereby authorizes the Foreign Investor, already identified, to invest capital as a Foreign Investment Capital Fund, hereinafter the “Fund”, subject to the provisions of Law number eighteen thousands six hundred and fifty seven (18.657) and the aforesaid Decree Law 600 up to an amount equivalent to seventy five million American dollars (US$ 75.000.000).-

setenta y cinco millones de dólares de los Estados Unidos de América.-

SEGUNDO: El aporte de capital ya individualizado será destinado por el “Inversionista Extranjero” a los objetos contemplados en la Ley número dieciocho mil seiscientos cincuenta y siete, con sujeción a las normas contenidas en el Reglamento Interno del Fondo, aprobado por la Superintendencia de Valores y Seguros que se encuentre vigente al tiempo en que se realicen las inversiones. El “Inversionista Extranjero” podrá libremente adquirir y enajenar los instrumentos y títulos representativos de su inversión, modificando así de tiempo en tiempo su cartera de inversiones, dentro de los márgenes de diversificación de cartera permitidos en la Ley número dieciocho mil seiscientos cincuenta y siete.-

SECOND: The aforesaid investment capital shall be directed by the Foreign Investor towards the objects contemplated in Law 18.657 according to the principles set forth in the Internal Regulations of the Fund approved by the Superintendency of Securities and Insurance and which are in effect at the time that the investments are made. The Foreign Investor could freely buy and sell the instruments and titles representing its investment, thereby altering its investment portfolio from time to time within the portfolio diversification margins set forth in Law number 18.657.-

TERCERO: El “Inversionista Extranjero” deberá efectuar la internación del aporte de capital señalado, dentro del plazo de tres años, contado desde la fecha del presente contrato.-	THIRD: The Foreign Investor must bring in the aforesaid investment capital into the country within the term of three years as of the date of this contract.-

CUARTO: El Inversionista Extranjero ABERDEEN CHILE FUND, INC. y el ESTADO DE CHILE establecen que la autorización de que da cuenta el presente instrumento, no constituye, en modo alguno, una autorización para el inicio o la ejecución de la actividad económica que el inversionista pretende desarrollar en el país. En virtud de lo anterior, el “Inversionista Extranjero” declara que en el inicio o en la ejecución de su actividad económica le serán aplicables tanto la legislación nacional y reglamentación vigentes como las políticas nacionales y/o sectoriales respectivas, reconociendo expresamente que la autorización a que se refiere el presente contrato es sin perjuicio de cualesquiera otras que, en conformidad a tales legislación y reglamentación, deban otorgar las

FOURTH: The Foreign Investor ABERDEEN CHILE FUND, INC. and the STATE OF CHILE, expressly declare that the authorization given by this instrument does not constitutes, in anyway, an authorization for the initiation or execution of the economic activity that the Investor pretends to develop in the country. In consideration of the before mentioned, it is stipulated that, regarding the initiation or execution of its economic activity, the Investor shall be subject to the laws and regulations relevant to its activities, as well as national and sectoral policies, moreover, The Foreign Investor hereby expressly recognizes that that the present investment authorization is without prejudice to any others that shall be granted by the competent authorities in

autoridades competentes.-	accordance with the said laws and regulations.

QUINTO: Por el presente acto, el “Inversionista Extranjero” declara conocer y respetar íntegramente, la legislación nacional y las políticas nacionales y/o sectoriales que le sean aplicables en el desarrollo de sus actividades. Por su parte, el Estado de Chile declara que la autorización para transferir capitales de que da cuenta el presente contrato y los derechos que se establezcan para el “Inversionista Extranjero” en el Decreto Ley Seiscientos, no prejuzgan bajo ningún respecto sobre el origen de los fondos o la actual o futura viabilidad legal, económica o técnica de la o las actividades económicas que el “Inversionista Extranjero” procurará desarrollar en Chile, situación que este último declara conocer y aceptar.-

FIFTH: Hereby, the Foreign Investor declares to be aware and respect the national legislation and national and sectorals policies that are applicable in the development of its activities. The State of Chile declares that the authorization to transfer capitals contained in the present contract, and the rights established in favour of the Foreign Investor under Decree Law 600 do not prejudge, under any respect, in connection with the origin of the funds or the current or future legal, economic or technical viability of the economic activities that the Foreign Investor will develop in Chile, situation that latter declares to acknowledge and hereby accepts.-

SEXTO: El aporte de capital referido en el cláusula primera de este contrato, deberá internarse y valorizarse en moneda extranjera de libre convertibilidad básicamente en dólares de Estados Unidos de América, internados mediante su venta a una institución autorizada al efecto por el Banco Central de Central.-

SIXTH: The capital investment referred to in the first clause of this contract must be entered into this country and valued in foreign currency/exchange of free circulation, basically in U.S. dollars, through its sale to an entity authorized for that purpose by the Central Bank of Chile.-

SEPTIMO: El “Inversionista Extranjero” gozará de los siguientes derechos que le otorga el Estado Chile:	SEVENTH: The Foreign Investor shall enjoy the following rights granted by the Government of Chile:

a) Derecho a transferir al exterior su capital en conformidad a lo dispuesto en la letra b) del artículo catorce de la Ley número dieciocho mil seiscientos cincuenta y siete, y a lo señalado en los artículos cuarto, quinto y sexto del Decreto Ley Seiscientos;

a) The right to transfer its capital abroad pursuant to the provisions of letter b) Article 14 of Law 18.657, and according to Articles 4, 5 and 6 of Decree Law 600;

b) Derecho, en conformidad al artículo quince de la Ley número dieciocho mil seiscientos cincuenta y siete y los artículos cuarto y quinto del Decreto Ley Seiscientos,	b) The right, pursuant to Article 15 of Law number 18.657, the second and third paragraphs of Articles 4 and 5 of Decree Law 600, to transfer abroad, in U.S. dollars, a transferir en cualquier momento al exterior, en dólares de los Estados Unidos de América, las cantidades redituadas por las inversiones del Fondo, con independencia del valor patrimonial que tenga el Fondo al momento de la remesa. Para estos efectos: Uno. Dentro de las cantidades redituadas por las inversiones del Fondo, se considerarán separadamente, como cantidades remesables las redituadas por las inversiones, los ingresos percibidos provenientes de: i) dividendos e intereses; y ii) ganancias de capital realizadas netas de pérdidas de capital realizadas; Dos. Los gastos que realice el Fondo en el país serán cargados a la cuenta por ingresos provenientes de dividendos e intereses; Tres. Para los efectos de determinar las ganancias y pérdidas de capital se agregará al valor de compra de los instrumentos los gastos inherentes a la adquisición de ellos y se deducirá del valor de la venta de los mismos, los gastos inherentes a su venta. Las pérdidas y ganancias de capital no realizadas no se considerarán para determinar las cantidades remesables; Cuatro. Las cantidades remesables quedarán expresadas en dólares de los Estados Unidos de América, los abonos y cargos que se hagan en las respectivas cuentas se efectuarán al tipo de cambio del día del respectivo abono o cargo; y Cinco. Cualquier cantidad que exceda del capital aportado que se produzca con motivo de la liquidación de “Fondo”, será también remesable bajo el concepto de cantidades redituadas por las inversiones del “Fondo”;

at any time the amounts yielded by the Fund´s investments, regardless of the value of the assets held by the Fund at the moment of remittance. For these purposes: One — The following amounts yielded by the Fund’s investments shall be considered separately, as amounts subject to remittance, income arising from: (i) dividends and interest and (ii) realized capital gains net from realized capital losses; Two — Expenses incurred by the Fund within the country shall be charged against the account for income deriving from dividends and interest; Three — For purposes of determining capital gains and losses, the purchase price of the instruments shall be increased by the costs inherent to their acquisition and the sales price shall be decreased by the costs inherent to their sale. Unrealized capital losses and gains shall not be included in determining the amounts eligible for remittance; Four — Amounts eligible for remittance shall be expressed in U.S. dollars; credits and debits made to the respective accounts shall be made at the exchange rate on the date of the respective credit or debit; and Five — Any amount in excess of the invested capital that results from the liquidation of the Fund shall also be eligible for remittance as amounts yielded by the Fund’s investments;

c) Acceso al mercado cambiario, en los términos establecidos en el Decreto Ley Seiscientos, tanto para liquidar la moneda extranjera constitutiva del aporte, como para los efectos de las remesas referidas en las letras a) y b) precedentes.

c) Access to the exchange market in accordance with the terms of Decree Law 600, both in order to convert the foreign exchange constituting the investment and for purposes of the remittance referred to in letters a) and b) above.

d) No discriminación, de acuerdo con los artículos noveno y décimo del Decreto Ley Seiscientos y,

e) Exención de toda contribución, impuesto o gravamen sobre los recursos netos obtenidos por la enajenación de las inversiones del “Fondo” en Chile representativas del capital aportado, de conformidad con lo dispuesto por el artículo sexto del Decreto Ley Seiscientos, hasta por el monto efectivamente internado en virtud del presente contrato.-

OCTAVO: Toda cantidad que se remese, que no corresponda al capital originalmente invertido, al capital e intereses de los instrumentos y créditos a que se refiere el inciso segundo del artículo décimo de la Ley número dieciocho mil seiscientos cincuenta y siete, ni a las rentas señaladas en el artículo ciento seis de la Ley sobre Impuesto a la Renta, cuando se cumplan las condiciones que dicha norma establece, redituados por las inversiones del Fondo, estará afecta a un impuesto único a la renta del diez por ciento. Este impuesto será retenido por la sociedad administradora del Fondo al momento de efectuar la remesa, y se enterará en arcas fiscales en el plazo señalado en el artículo setenta y ocho de la Ley sobre Impuesto a la Renta. El impuesto referido será el único que afecta a las rentas generadas por las operaciones del Fondo en el país, de conformidad al artículo quince de la Ley número dieciocho mil seiscientos cincuenta y siete y este régimen tributario será invariable por todo el plazo de duración del Fondo en el país.-

NOVENO: Para hacer efectivos los derechos concedidos en las letras a) y b) de la cláusula séptima, deberá obtenerse previamente un certificado expedido por la Vicepresidencia Ejecutiva del Comité de Inversiones Extranjeras en cuanto al monto a remesar. Dicho

d) No discrimination pursuant to the provisions of Articles 9 and 10 of Decree Law 600; and

e) Exemption from all contributions, taxes and assessments on the net proceeds obtained from the sale of the Fund’s investments in Chile representing the invested capital, pursuant to Article 6 of Decree Law 600, up to the amount effectively invested/interned by virtue of this contract.-

EIGHT: Any amount remitted, that does not correspond to the originally invested capital, the capital and interest yielded by instruments and credits referred to by Article ten, second paragraph, of Law number 18.657, nor the rents indicated by the article 106 of the Income Tax Law, when the conditions established thereby, yielded by the Fund´s investments, shall be subject to a single income tax of 10%. This tax shall be withheld by the Fund’s administration company at the time the remittance is made and shall be paid into the public treasury within the period indicated in Article 78 of the Income Tax Law. This tax shall be the only one levied on the income generated by the operations of the Fund within the country in accordance with Article 15 of Law number 18.657, and this tax regime shall remain invariable for all the term of duration of the Fund in the country.

NINETH: In order for the rights granted in letters a) and b) of Clause Seventh to become effective, a certificate must be previously obtained from the Executive Secretary of the Foreign Investment Committee attesting the amount subject to remittance. That certificado deberá otorgarse o denegarse fundadamente en el plazo de diez días, contados desde la fecha de presentación de la respectiva solicitud.-

DECIMO: El “Fondo” quedará sometido a la fiscalización de la Superintendencia de Valores y Seguros en lo relativo a sus operaciones y la inversión de sus recursos en el país. Para estos efectos la referida Superintendencia estará investida de todas las facultades contenidas en su Ley Orgánica.-

DECIMO PRIMERO: El “Inversionista Extranjero” individualiza a don Gonzalo Delaveau Swett, chileno, casado, abogado, cédula nacional de identidad número ocho millones doscientos treinta y ocho mil trescientos setenta y siete guión ocho, domiciliado en Avenida Vitacura, número dos mil novecientos ochenta y nueve, piso ocho, comuna de Las Condes, de esta ciudad, como su representante legal. Cualquiera modificación en relación con lo anterior se comunicará de inmediato a la Vicepresidencia Ejecutiva del Comité de Inversiones Extranjeras, donde se registrarán poderes suficientes conforme a la ley.-

DECIMO SEGUNDO: El Fondo durará hasta el treinta de enero de dos mil ochenta y nueve, sin perjuicio de poder disolverse anticipadamente.-

DECIMO TERCERO: Se declara que el aporte en divisas que haya ingresado el “Inversionista Extranjero” al país en el período de tiempo entre el veinte de abril de abril de dos mil once, fecha de la autorización de liquidación inmediata de divisas otorgada por la Vicepresidencia Ejecutiva del Comité de Inversiones Extranjeras y la fecha de este contrato, se podrá considerar como parte integrante del aporte cuya autorización consta en este instrumento. Para tal

Certificate shall be extended or denied within ten days since the date of the corresponding request.-

TENTH: The Fund shall be subject to the control of the Superintendency of Securities and Insurance with regard to its operations and the investment of its funds within the country. For this purpose, the Superintendency shall be vested with all the powers contained in its charter legislation.-

ELEVENTH: The Foreign Investor shall appoint Mr. Gonzalo Delaveau Swett, Chilean, married, attorney at law, identity card number eight millions two hounded and thirty-eight thousand three hundred and seventy seven dash eight (8.238.377-8), domiciled in 2989 Vitacura, eight floor, commune of Las Condes, of this city, as legal representative. Any change in the foregoing shall be reported immediately to the Executive Secretary of the Foreign Investment Committee, where sufficient powers, according to the Law, shall be registered.-

TWELFTH: The Fund may remain in existence until January 30, 2089; notwithstanding its early dissolution.-

THIRDTEENTH. It is hereby declared that the capital that has been entered by the Foreign Investor to the country between April 20, 2011, date of the authorization of immediate liquidation of foreign currency, given by the Executive Secretary of the Foreign Investment Committee, and the date of this contract, shall be considered included in the authorization hereby granted. For this purpose, the Executive Secretary of the Foreign Investment Committee, must efecto, la Vicepresidencia Ejecutiva del Comité de Inversiones Extranjeras, deberá certificar la internación de este aporte ya efectuado y tendrá la facultad de rechazar aquellas partidas que, a su juicio, no se hayan convenido como parte integrante del aporte a que se refiere la presente escritura.-

DECIMO CUARTO: El “Inversionista Extranjero” o su representante legal se obliga con el Estado de Chile a entregar una copia autorizada del presente contrato, depositándolo en la Vicepresidencia Ejecutiva en el plazo de treinta días a partir de la fecha de la presente escritura.-

DECIMO QUINTO: Todos los gastos y derechos que pudieren afectar al presente contrato, serán de exclusivo cargo del “Inversionista Extranjero” ya individualizado.-

DECIMO SEXTO: Para todos los efectos de este contrato, las partes fijan su domicilio en la ciudad de Santiago, y se someten a la jurisdicción de los Tribunales de Justicia de esta ciudad.- La personería de don Carlos Olivos Marchant, para representar a Aberdeen Chile Fund, Inc., antes The Chile Fund, Inc., consta del poder otorgado con fecha diecinueve de junio de mil novecientos ochenta y nueve en la Notaría de Santiago de don Iván Torrealba Acevedo, el que no se inserta por ser conocido de las partes. En comprobante, previa lectura, firman. Se dio copia y anotó en el Libro de Repertorio con el número señalado- Doy fe.

1. JUAN PABLO LONGUEIRA MONTES

certify the entry of this already made capital contribution and shall have the faculty to reject the items that, according to his/her judgement, were not agreed as an integral part of the capital contribution referred in this deed.

FOURTEENTH: The Foreign Investor or its legal representative commits with the State of Chile to file a legalized copy of this Foreign Investment Contract to the Executive Secretary of the Foreign Investment Committee within the term of 30 days from the date of this instrument.-

FIFTEENTH: All expenses and fees that may be associated with the execution of this contract shall be borne exclusively by the Foreign Investor.-

SIXTHTEEN: For all purposes of this contract, the parties established their domicile in the city of Santiago and submit themselves to the jurisdiction of the Courts of Justice of this city. The capacity of Mr. Carlos Olivos Marchant to represent The Chile Fund, Inc., is attested by power of attorney granted by notarized instrument dated the nineteenth of June, 1989, in the Notary Public of Santiago of Mr. Iván Torrealba Acevedo, which is not inserted herein as it is known to all the parties. As attested, prior reading, the parts sign. A copy was given and was properly registered in the Libro de Repertorio, with the indicated number.

[signature]

[notary’s seal]

Certified true copy of the Original.

p. ESTADO DE CHILE	[signature]

Notary Public

2. CARLOS OLIVOS MARCHANT p. ABERDEEN CHILE FUND, INC.	1. JUAN PABLO LONGUEIRA MONTES On behalf of ESTADO DE CHILE 2. CARLOS OLIVOS MARCHANT On behalf of ABERDEEN CHILE FUND, INC.